SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TIME WARNER TELECOM INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Time Warner Telecom Inc.:

We will hold the Annual Meeting of Stockholders of Time Warner Telecom Inc. (the “Company”) at the Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124, on Wednesday, June 18, 2003, at 9:00 a.m., MDT.

The meeting’s purpose is to:

1.	Elect nine directors;

2.	Approve an amendment to the 2000 Employee Stock Plan that will increase to 24,500,000 the number of shares of the Company’s stock that may be issued under options and stock awards granted under the Plan;

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003; and

4.	Consider any other matters that properly come before the meeting and any adjournments.

Only stockholders of record of Class A and Class B common stock at the close of business on April 21, 2003 are entitled to receive notice of and to vote at the meeting. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please advise us no later than June 4, 2003 by calling 303-566-1692 or by sending an email to ir@twtelecom.com. We may ask each stockholder to present valid picture identification, such as a driver’s license or passport. If you hold the Company’s stock in brokerage accounts, you must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed the Company’s 2002 annual report, the 2002 Form 10-K, and the proxy statement with this notice of annual meeting.

Please vote, sign, and mail the enclosed proxy card as soon as possible to assure you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones

Senior Vice President—General Counsel and

Regulatory Policy and Secretary

May 16, 2003

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

TIME WARNER TELECOM INC.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 18, 2003
9:00 a.m., MDT

Location	Marriott Denver South
10345 Park Meadows Drive
Littleton, Colorado 80124

Record Date

Close of business on April 21, 2003. If you were a stockholder at that time, you may vote at the meeting. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes. You may not cumulate votes. On April 21, 2003, 48,993,268 shares of our Class A common stock and 65,936,658 shares of our Class B common stock, for a total of 114,929,926 shares of common stock, were outstanding. As of April 21, 2003, the holders of Class B common stock have approximately 93.1% of the voting power of the Company. As a result, holders of the Class B common stock have the ability to control all matters requiring stockholder approval, including the election of directors. The holders of the Class B common stock have indicated to us their intention to vote in favor of agenda items 1 through 3 described below.

Agenda	1. Elect nine directors.

2.    Approve an amendment to the 2000 Employee Stock Plan that will increase to 24,500,000 the number of shares of the Company’s stock that may be issued under options and stock awards granted under the Plan.

3. Ratify the appointment of Ernst & Young LLP as our independent auditors for 2003.

4. Any other proper business.

Proxies

Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board of Directors’ nominees and “for” agenda items 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement on or about May 16, 2003.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed on page 31 under “Voting Procedures / Revoking Your Proxy.”

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Proposal 1—Election of Directors

The Board of Directors currently has nine positions. Proxy holders will vote for the nine nominees listed below. All nominees are currently members of the Board of Directors and their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the current Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

The following nominees, other than the independent nominees, Bruce Claflin, Theodore Schell, and Anthony Muller, have been nominated by affiliates of AOL Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation, the Class B Stockholders of the Company with nominating rights. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” The nominees for independent directors, Messrs. Claflin, Schell, and Muller, have been approved by all of the directors other than the CEO and the independent directors as required by the Company’s Restated Certificate of Incorporation. Pursuant to a Stockholders’ Agreement among the Class B Stockholders and the Company, each Class B Stockholder has agreed to vote its shares of Class B common stock in favor of the following nominees. Since the Class B Stockholders represent approximately 93.1% of the voting power of the Company, their vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders. The nine nominees who receive the greatest number of votes cast for the election of directors by holders of shares will become our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board Nominees

Name and Age	Director Since	Principal Occupation and Other Information

Larissa L. Herda (44)	July 1998

Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since June 1998.

Senior Vice President Sales of the Company from March 1997 to June 1998.

Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989 to 1997, most recently as Southeast Regional Vice President and General Manager.

Glenn A. Britt (54)	July 1998

Chairman and Chief Executive Officer of Time Warner Cable since August 2001; President of Time Warner Cable since January 1999.

Chief Executive Officer and President of Time Warner Cable Ventures, a division of Time Warner Cable, prior to January 1999.

Vice President of the Company and non-executive Chairman of the Board of Directors from July 1998 to June 2001.

Name and Age	Director Since	Principal Occupation and Other Information

Bruce L. Claflin (51)	August 1999

President and Chief Executive Officer of 3Com Corporation since January 2001. President and Chief Operating Officer of 3Com Corporation, September 1998 to December 2000.

Senior Vice President and General Manager, Sales and Marketing at Digital Equipment Corporation from July 1997 to June 1998.

Vice President and General Manager—Personal Computer Business Unit at Digital Equipment Corporation from October

1995 to June 1997.

Senior management and executive positions at International Business Machines Corporation from April 1973 to October 1995.

Richard J. Davies (55)	October 1998

Senior Vice President, Corporate Development of Time Warner Cable since January 1999.

Senior Vice President of Time Warner Cable Ventures from June 1996 to December 1998.

Chief Financial Officer of the Company from March 1993 to June 1996.

Spencer B. Hays (58)	October 1999

Senior Vice President and Deputy General Counsel of AOL Time Warner Inc. since its formation on January 11, 2001. Prior to that time, Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

Prior to 1990 employed in various capacities by Time Warner Inc.’s predecessor, Warner Communications Inc., most recently as Senior Vice President and General Counsel.

Robert D. Marcus (38)	April 2003

Senior Vice President, Mergers and Acquisitions of AOL Time Warner Inc. since June 2002.

Senior Vice President, Content Businesses of AOL Time Warner Inc. from April 2001 to June 2002.

Executive Vice President, Business Development of Time Warner Digital Media from December 1999 to April 2001.

Vice President, Mergers and Acquisitions of Time Warner Inc. from January 1998 to December 1999.

Robert J. Miron (65)	July 1998

Chairman and Chief Executive Officer of Advance/Newhouse Communications since July 2002.

President of Advance/Newhouse Communications from April 1995 to July 2002.

President of Newhouse Broadcasting Corporation from October 1986 to April 1995.

Name and Age	Director Since	Principal Occupation and Other Information

Anthony R. Muller (60)	May 2003

Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, a telecommunications component manufacturer, from January 1998—February 2003.

Director and Audit Committee Chairman of Silicon Graphics, Inc., a manufacturer of computing and data management products, since January 2003.

Director and Audit Committee Chairman of Webex Communications, Inc., a provider of internet infrastructure for business communications, since February 2002.

Theodore H. Schell (58)	February 2001

General Partner, APAX Partners, Inc., an investment company, since July 2000.

Senior Vice President, Strategy and Corporate Development, Sprint Corporation from July 1989 to June 2001.

President and CEO of Realcom Communications Corporation, an integrated provider of voice and data telecommunications services, from June 1983 to June 1988.

Vote Required

Approval of the election of the nominees to the Board requires a plurality of the votes cast at the meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Proposal 2: Amendment to 2000 Employee Stock Plan

We ask that you approve an amendment to our 2000 Employee Stock Plan to increase the number of shares that may be issued under the Plan by 12,500,000 shares to an aggregate of 24,500,000 shares. The Plan was adopted by our Board on June 16, 2000 and approved by the stockholders on June 7, 2001 with 12,000,000 shares available for issuance upon exercise of options or as stock awards.

As of March 31, 2003, 200,961 shares of common stock were available for issuance under the 2000 Employee Stock Plan, without regard to the increase in this Proposal 2. Options to purchase 11,496,023 shares were outstanding, 300,000 restricted shares of common stock have been issued, and 3,016 shares of common stock had been issued upon exercise of options granted under the Plan.

The Plan authorizes the Human Resources and Benefits Committee of the Board or its delegate to award options, restricted shares, shares of common stock, and stock appreciation rights. The Plan is structured to allow the Committee broad discretion to create equity incentives to assist us in attracting, retaining, and motivating our employees, directors, and consultants who are responsible for the conduct and management of our business or who are involved in endeavors critical to its success. The Board believes that the remaining shares under the Plan are insufficient for these purposes and therefore proposes to increase to 24,500,000 the total shares that may be issued under options or common stock awards. Based on the current size of our employee base, we anticipate that the increase will provide sufficient shares for us to be able to grant options to new and existing employees, if our Board of Directors decides to do so, in accordance with our current practices, until June 2005 when the Plan expires.

As of March 31, 2003, we had options to purchase 17,807,143 shares outstanding, including options to purchase 11,496,023 shares under the Plan. To date, we have not issued stock appreciation rights. We had 671,126 shares of common stock still available for issuance under both of our option plans, including 200,961 shares under the Plan, without regard to the increase in this Proposal 2.

In its decision to approve the authorization of an additional 12,500,000 shares that may be issued under the Plan pursuant to options or stock awards, the Board considered that the potential dilutive effect may be less than that shown below since many currently issued outstanding options have exercise prices significantly higher than the recent market prices of our common stock as set forth in our Annual Report on Form 10-K for the year ended December 31, 2002.

The following shows the dilutive effect to our outstanding common stock at March 31, 2003 assuming the exercise of all outstanding options at that date and the dilutive effect assuming the issuance and exercise of the additional 12,500,000 shares subject to this Proposal 2. This information is for illustrative purposes only and does not represent our forecast of future events. The actual dilutive effect of options issued under the Plan depends on many factors that we cannot predict including the market prices of our common stock, the times at which option holders may choose to exercise options, the numbers of options actually granted under the Plan, and employee turnover.

Total common shares outstanding as of March 31, 2003	114,929,926
Options granted and unexercised as of March 31, 2003*	17,807,143
Options still available for grant*	671,126

18,478,269
Fully diluted shares outstanding assuming all options under current Plans are issued and exercised	133,408,195
Percentage dilution if all exercised	13.85%

Proposed increase to available shares	12,500,000
Total options with increase	30,978,269

Fully diluted shares outstanding assuming all options, including increase, are issued and exercised	145,908,195
Percentage dilution with increase if all exercised	21.23%

*	includes options under the Plan and the Company’s 1998 Stock Option Plan

The following table sets forth the number of granted and unexercised options to purchase our common stock as of March 31, 2003 at various exercise prices. The third column shows cumulatively the numbers of granted and unexercised options for each exercise price band, including, on a cumulative basis, all granted and unexercised options at all lower priced bands.

Exercise price	Options granted and unexercised by band	Options granted and unexercised, cumulative by band
up to $9.99	6,280,325	6,280,325
$10—19.99	5,282,797	11,563,122
$20—29.99	442,900	12,006,022
$30—39.99	2,213,796	14,219,818
$40—49.99	127,023	14,346,841
$50—59.99	889,068	15,235,909
$60—69.99	2,367,197	17,603,106
$70—79.99	183,537	17,786,643
$80—87.00	20,500	17,807,143

	17,807,143	17,807,143

Summary of the 2000 Employee Stock Plan

General

We may make awards under the Plan in the form of (a) options to purchase shares of Class A common stock (both incentive and nonqualified), (b) shares of common stock subject to certain restrictions set forth in the Plan and the applicable restricted stock agreement, (c) shares of common stock, and (d) stock appreciation rights or SARs (both tandem, with all or a portion of an option, and freestanding).

The purpose of the Plan is to further the growth and development of the Company by affording an opportunity for stock ownership through the grant of options, restricted stock, shares of common stock, or SARs to selected employees, directors, and consultants of the Company and our subsidiaries who are responsible for the conduct and management of our business or who are involved in endeavors significant to our success. The Plan was effective June 16, 2000, subject to approval by our stockholders within 12 months of the effective date, which occurred on June 7, 2001.

The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974.

Stock Subject to the Plan

Prior to the proposed amendment, not more than 12,000,000 shares of common stock in the aggregate may be issued under options and under awards of common stock or restricted stock granted pursuant to the Plan, subject to adjustment as provided in the Plan. Shares to be issued under options and awards of stock may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose.

If any outstanding option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, the shares that were subject to the unexercised portion of the option and as to which the option had not been exercised continue to be available under the Plan. Any restricted stock forfeited pursuant to restrictions contained in the Plan or the restricted stock agreement will also be counted in determining the number of shares of common stock available to be awarded under the Plan.

In the event of any change in our common stock by reason of stock dividends, split-ups, corporate reorganizations, merger, consolidation, recapitalizations, combinations, exchange of shares, and the like, then the Board will appropriately adjust the aggregate number of shares available under the Plan and the number of shares subject to and exercise price of outstanding awards (if applicable).

Administration of the Plan

The Human Resources and Benefits Committee of the Board of Directors administers the Plan. The Committee may delegate its authority to the chief executive officer of the Company, who may, in turn, delegate such authority to other officers of the Company.

The Committee has the full and exclusive right to grant and determine terms and conditions of all options, SARs, and stock awards granted under the Plan and the form of all option agreements and restricted stock agreements and to prescribe, amend, and rescind rules and regulations for administration of the Plan. However, all awards of options, SARs, and stock awards to persons subject to Section 16 of the Securities Exchange Act of 1934 must be approved in advance of the grant by the Compensation Committee of the Board of Directors and all awards of options and stock awards to the External Directors (as defined in the Plan) must be approved by the Board of Directors.

The Committee’s determination as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding, and conclusive upon all persons.

Eligibility

All full- or part-time employees of the Company and its subsidiaries are eligible to receive incentive stock options, nonqualified stock options, and stock awards under the Plan. As of March 31, 2003, we and our subsidiaries had 1,904 full or part-time employees. External Directors are eligible to receive nonqualified stock options or stock awards as the Board of Directors may approve, but not incentive stock options. Consultants are eligible to receive nonqualified stock options, but not incentive stock options or stock awards. We have not awarded any options to eligible consultants.

Options

Written Agreement. Each option granted under the Plan must be evidenced by an option agreement setting forth the terms upon which the option is granted. Each option agreement must designate the type of options being granted (whether incentive stock options or nonqualified stock options), whether the holder also receives SARs, and must state the number of shares of common stock subject to the option. We may deliver option agreements by electronic means and neither the Company nor the participant is required to execute the agreement manually.

Option Price. The Committee will determine the option price per share of common stock under each option. The option price for incentive stock options may not be less than 100% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. The option price for nonqualified stock options may not be less than 25% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. “Fair market value” of our common stock under the Plan is the closing sale price on the Nasdaq National Market.

Term of Option. The duration of each option will be specified in the option agreement. However, the term of each option may not be more than 10 years from the date of grant.

Exercise of Option. An option will be exercisable, in whole or in part, by each participant by giving written notice to the Secretary of the Company or a brokerage firm we select and payment of the option price. The Board may, at any time before complete termination of such option, accelerate the time or times at which such option may be exercised in whole or in part (without reducing the term of such option).

Restrictions on Transfer. Options and SARs may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant (or his or her court appointed legal representative). With the approval of the Committee, however, the option agreements may provide that options are transferable to family members or trusts, partnerships, or similar entities for family members of the participant.

Acceleration of Vesting. Unless the applicable option agreement provides otherwise, each outstanding option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of common stock subject to such options if our Board of Directors or stockholders approve (i) any consolidation or merger in which the Company does not survive or where shares of common stock would be converted into cash, securities, or other property; (ii) any sale, lease, or transfer of all or substantially all of our assets; or (iii) the adoption of any plan for liquidation or dissolution of the Company, all of which are Approved Transactions as defined in the Plan. A merger of the Company, where equity holders have the same proportionate ownership of the surviving company, does not trigger acceleration of vesting. Outstanding options will also become fully exercisable when a Board Change occurs (as defined in the Plan). A Board Change occurs when the Class B stockholders cease to have the ability to elect a majority of the Board of Directors (other than independent directors and the Chief Executive Officer of the Company) and a person or group has become the beneficial owner of more than 35% of the total voting power of the Company and has a greater percentage of total voting power than the Class B stockholders.

Restricted Stock

Written Agreement. Each award of restricted stock must be evidenced by a written restricted stock agreement setting forth the terms upon which the restricted stock award is granted, the number of shares of common stock to which that restricted stock award pertains, and the price, if any, to be paid by the participant for the restricted stock. The Committee will determine the restrictions or limitations upon the shares of restricted stock, including restrictions on transferability and continued employment of the participant. Shares of restricted stock will vest upon satisfaction of such conditions or restrictions. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

Forfeiture of Restricted Stock. If the participant fails to satisfy any applicable restrictions or conditions set forth in the Plan or in the restricted stock agreement for any reason other than the death or total disability of the participant, any restricted stock affected by such conditions will be forfeited to the Company in return for the consideration specified in the restricted stock agreement.

Rights as Stockholder. Each holder of restricted stock will have the right to vote the shares of restricted stock, to receive cash dividends and other distributions as the Board of Directors may, in its discretion, distribute on such restricted stock, and to exercise all other rights, powers, and privileges of a holder of common stock with respect to such restricted stock, except as set forth below. The holder is not entitled to receive a stock certificate representing shares of restricted stock until the restriction period has expired and all other vesting requirements have been fulfilled or waived.

Prohibition on Transfer. Restricted stock may not be transferred until all restrictions have lapsed, except by will or the laws of descent in the event of the holder’s death.

Stock Appreciation Rights

Types of SARs. SARs may be granted in tandem with a related option under the Plan, called a tandem SAR, or separately, called a freestanding SAR. To date, we have not granted any SARs.

Exercise of SARs. Except as provided below, upon the exercise of a SAR, the holder will receive in cash an amount equal to the fair market value on the date of exercise of the SAR of the shares of common stock with respect to which the SAR has been exercised, less the aggregate exercise price of the related option (or the exercise price established by the Committee in the case of a freestanding SAR). The Committee may, by way of the award agreement or otherwise, determine such other terms, conditions, restrictions, or limitations, if any, of any SAR, provided they are not inconsistent with the Plan. SARs are exercised in the same manner as options except that no payment shall be made with respect to the purchase price of the shares to be purchased. Except as set forth in the Plan, the effective date of exercise of a SAR is the date on which we receive notice from the holder of the SAR’s exercise.

Tandem Stock Appreciation Rights. A tandem SAR may be granted either at the time of the grant of the related option or at any time thereafter during the term of the option. In the case of SARs granted in tandem with options granted prior to the grant of such SARs, the appreciation in value is the difference between the option price of such related option and the fair market value of the common stock on the date of exercise. A tandem SAR is exercisable to the extent that the related option is exercisable. No tandem SAR is exercisable after expiration, termination, or exercise of the related option. If a related option is exercised as to some or all of the shares covered by the award, the related tandem SAR, if any, will be canceled automatically to the extent of the number of shares covered by the option exercise.

Freestanding Stock Appreciation Rights. Freestanding SARs are exercisable in whole or in such installments at such times as the Committee determines. Freestanding SARs have a term specified by the Committee, but in no event to exceed 10 years. The exercise price of a freestanding SAR will be determined by the Committee and may be less than the fair market value of the common stock on the date of grant of the freestanding SAR. The Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of a freestanding SAR may be exercised.

Amendment and Termination

Term. No awards of options or SARs and no stock awards may be made under the Plan on or after the fifth anniversary of the effective date of the Plan. However, the Board may at any time prior to the fifth anniversary terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. We will at all times maintain a current copy of the Plan on our intranet site, which will be updated to include amendments and will upon request of a participant, provide a hard copy of the most current version. No further notice of Plan modifications is required.

Modification. Without stockholder approval, the total number of shares that may be issued under the Plan may not be increased and no amendment may be made that (i) reduces the price at which the common stock may be offered upon the exercise of options below any specified minimum, or (ii) materially modifies the requirements as to eligibility for participation in the Plan. No termination, modification, or amendment of the Plan may, without the consent of the person to whom any award has been granted (or a permitted transferee), adversely affect the rights of such person with respect to such award. No modification in any award granted under the Plan may be made after the grant of such award, unless the modification is consistent with the provisions of the Plan. With the consent of the participant, and subject to the terms and conditions of the Plan, the Board may amend outstanding agreements with any participant, including (i) an acceleration of the times at which the award may be exercised or (ii) an extension of the scheduled expiration date of the award.

Reorganization and Sale of Assets. Upon the occurrence of a Reorganization Event (as defined in the following sentence), unless the event also constitutes a Board Change or an Approved Transaction (as defined in the Plan and as explained under Acceleration of Vesting on page 8, the Board must either make appropriate provision for the protection of any outstanding option or other award by substitution of appropriate stock of the Company or the reorganized corporation (without a change in the excess of the fair market value over the exercise price of the options), or provide notice to all participants in the Plan that all unexercised options and SARs must be exercised within a specified time period or those options and SARs will terminate. A Reorganization Event is (i) a merger of the Company with another corporation in which the Company is not the surviving corporation, (ii) a sale of all or substantially all of our assets, or (iii) the liquidation or reorganization of the Company.

Vote Required

Approval of the amendment to the 2000 Employee Stock Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the subject matter, if a quorum exists. The Class A Common Stock and the Class B Common Stock will vote as one class on this matter.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE AMENDMENT TO THE 2000 EMPLOYEE STOCK PLAN.

Proposal 3: Ratification of Appointment of Independent Auditors

We ask that you approve the following resolution on the appointment of our independent auditors:

RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2003.

Ernst & Young LLP has audited our accounts since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent auditors for 2003. We expect that a representative of Ernst & Young LLP will attend the meeting, respond to appropriate questions, and be given an opportunity to speak.

The following is a description of the fees billed to us by Ernst & Young LLP during the years ended December 31, 2001 and 2002:

	Year Ended December 31,
	2001	2002
Audit fees	$327,024	209,520

Audit related fees	—	—

Tax fees	1,300	—

All other fees:
Internal audit outsourcing services	207,781	196,284	(1)
Consulting, transition, and estate services related to the acquisition of assets from GST Telecommunications, Inc.	254,495	—

Total all other fees	$462,276	405,804

(1)	Ernst & Young LLP was replaced as our internal audit outsource provider in May 2002.

Vote Required

Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of shares of Class A common stock of the Company and Class B common stock of the Company, voting together as a single class.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2003.

BOARD INFORMATION

Structure

Our directors are elected annually. Under the terms of the Stockholders’ Agreement among the Class B Stockholders, the Board of Directors may have up to nine directors. The Class B Stockholders are subsidiaries of AOL Time Warner Inc., Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation. At each Annual Meeting of Stockholders at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

•	up to five nominees selected by the holders of Class B common stock;

•	the Chief Executive Officer of the Company; and

•	three nominees selected by the Nominating Committee who are neither employed by nor affiliated with the Company or any holder of Class B common stock.

See “Certain Relationships and Related Transactions—Stockholders’ Agreement.” Independent director Mary Agnes Wilderotter joined the Board on September 1, 2002 and resigned from the Board effective December 31, 2002. The Nominating Committee nominated Anthony Muller for election as an independent director to fill the vacancy created by Ms. Wilderotter’s resignation, and to stand for election at the 2003 Annual Meeting as an independent director. Mr. Muller was elected as a director by the Board for a term beginning May 8, 2003 and continuing until the 2003 Annual Meeting. Lisa Hook resigned from the Board effective January 12, 2003. The AOL Time Warner Inc. stockholder group designated Robert Marcus as its nominee to fill the vacancy and the Board elected Mr. Marcus on April 10, 2003 to serve as director until the 2003 Annual Meeting. The holders of the Class A common stock do not have the right, as a class, under the Company’s Restated Certificate of Incorporation to nominate any individuals for election to the Board of Directors. However, the Nominating Committee will consider nominees recommended by stockholders if those nominations are submitted in writing to the Company’s secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws.

Meetings

In 2002, the Board of Directors held a total of nine meetings, and also acted from time to time by unanimous written consent. Each director, except former directors, Lisa Hook and Mary Agnes Wilderotter, attended at least 75% of all Board and applicable committee meetings during 2002.

Committees

The Audit Committee reviews our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. It also approves the engagement of our independent auditors and the scope of their audit, pre-approves any non-audit services to be performed by our independent auditors, and reviews compliance with the Company’s Code of Conduct. The Audit Committee operates under a written charter approved by our Board that was published in the 2002 proxy statement. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. The committee held eight meetings in 2002. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q and the annual report on Form 10-K prior to filing. The members in 2002 were the three independent directors, Mr. Claflin, Mr. Schell, and Ms. Wilderotter, who became a member as of September 1, 2002 and resigned effective December 31, 2002. Our Board elected Anthony Muller to fill the vacancy created by Ms. Wilderotter’s resignation and appointed him as Chairman of the Audit Committee, both effective May 8, 2003. The members of the Audit Committee are independent as defined under Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. Our Board determined that Mr. Muller qualifies as an “audit committee financial expert” as defined by the SEC in Item 401 of Regulation S-K, and that he is independent as defined by the SEC in Item 7(d)(3)(iv) of Schedule 14A.

The Human Resources and Benefits Committee determines the salary, bonus, and other compensation for our senior management personnel and makes recommendations with respect to grants of options and other grants of our equity securities to senior management personnel and to our directors, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the Board of Directors may delegate to the committee. The committee was established in August 1999. Its members in 2002 were Messrs. Britt, Miron, Schell, and Claflin. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The committee met five times in 2002.

The Compensation Committee approves option grants and stock awards to our senior officers and directors under our 1998 Stock Option Plan, the 2000 Employee Stock Plan, and future plans and addresses other matters that the Board may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members in 2002 were the independent directors, Messrs. Schell and Claflin and Ms. Wilderotter, who became a member on September 1, 2002 when her term as a director of the Company commenced. The Compensation Committee met six times in 2002 and acted once by unanimous written consent.

The Nominating Committee consists of Messrs. Britt and Miron and Ms. Herda. The Nominating Committee nominates the independent directors, whose nomination must then be approved by a committee of all of the directors other than the CEO and the other independent directors. The committee met three times in 2002.

The Finance Committee was created in April 2000. Although the Board did not delegate specific authority to the Committee, its purpose is to advise the Board and work with the Company’s Chief Financial Officer on financing matters. The members are Mr. Schell, Mr. Davies, and David Rayner, the Company’s Chief Financial Officer, as an ex-officio member. The committee met eight times in 2002.

Compensation

We do not compensate directors who are our employees or employees of any Class B Stockholder or their affiliates for services as directors. During 2002, we provided cash compensation to the independent directors consisting of a $16,000 annual retainer payable in quarterly installments, a per meeting fee of $1,000 if attended in person, $250 for participation by phone, reimbursement of reasonable expenses for each Board of Directors’ meeting they attend, and $2,500 annually for each committee of the Board of Directors that they chair. In addition, Directors received $1,000 for participation in a committee meeting either in person or by telephone if the meeting did not coincide with a Board meeting. The independent directors also received quarterly grants of options to purchase 2,500 shares of Class A common stock. The options are fully vested and exercisable when granted. In November 2002, the Board made a special grant of options to purchase 50,000 shares each to Messrs. Claflin and Schell, primarily as a retention incentive and due to the increased workload resulting from the Sarbanes-Oxley Act. Mr. Muller also received a grant of options to purchase 50,000 shares when he became an independent director in May 2003. The options vest over three years. In addition, the Board increased the cash compensation for 2003 to $30,000 for the annual retainer, $1,500 for in-person board meeting attendance, $500 for telephone participation, $10,000 annually for the Audit Committee Chairman and $5,000 annually for other committee chairmanships.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent auditors. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements of the Company for the year ended December 31, 2002 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Accounting Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee also met with the Company’s senior financial and accounting personnel and the Company’s auditors prior to the filing of the Company’s 2002 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

The committee is aware of numerous changes and proposed changes in applicable law, SEC rules, and Nasdaq requirements that affect its role in the corporate governance process. The Board and the committee periodically reassess the adequacy of the audit committee charter and will do so again following final adoption of new corporate governance standards by Nasdaq and new rules regarding audit committee responsibility contemplated by the Sarbanes-Oxley Act. Following the adoption of the Sarbanes-Oxley Act on July 30, 2002, the committee met with members of management, internal legal counsel, and the Company’s independent auditors. During those meetings the committee furthered its understanding of the requirements of the Act and the related rules. The committee also reviewed processes that were already in place as well as new processes that will be implemented to comply with the requirements of the Act as they become effective.

As a result of its February 2002 decision to seek a vendor other than the Company’s independent auditors to assist the Company’s internal audit director, in May 2002 the committee selected KPMG LLP as the Company’s new vendor for that purpose.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2002 for filing with the Securities and Exchange Commission. The committee has reviewed the performance of Ernst & Young LLP as the Company’s independent auditors for 2002, including a review and evaluation of the lead partner of the audit team and has together with the Company’s Board of Directors approved, subject to stockholder approval, the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003. Anthony Muller joined the Board of Directors and the Audit Committee in May 2003 and thus did not participate in the committee’s activities during or with respect to fiscal year 2002 or in this report.

Members of the 2002 Audit Committee,

Bruce L. Claflin

Theodore H. Schell

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth information concerning the individuals who serve as our executive officers.

Name and Age	Principal Occupation and Other Information

Larissa L. Herda (44)

Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since June 1998.

Senior Vice President Sales of the Company from March 1997 to June 1998.

Employed by MFS Telecom, Inc., a competitive local exchange carrier, from 1989 to 1997, most recently as Southeast Regional Vice President and General Manager.

David J. Rayner (45)

Senior Vice President and Chief Financial Officer of the Company since June 1998.

Vice President, Finance of the Company from February 1997 to May 1998.

Controller of the Company from May 1994 to February 1997.

Financial and operational management positions at Time Warner Cable from 1982 to 1994.

Paul B. Jones (56)

Senior Vice President, General Counsel, and Regulatory Policy of the Company since August 1998.

Senior Vice President, Legal and Regulatory Policy of the Company from October 1993 to August 1998.

Senior Vice President, Corporate Development of Time Warner Cable Ventures from 1992-1993.

Senior Vice President and General Counsel of Warner Cable from 1986 to 1992.

Vice President, Strategy and Development of CBS Publishing Group from 1984 to 1986.

Assistant General Counsel for the FCC from 1977 to 1979.

John T. Blount (44)

Executive Vice President, Field Operations of the Company since October 2000.

Senior Vice President Sales of the Company from June 1998 to October 2000.

Regional Vice President for the Midwest and Southwest Regions of the Company from January 1997 to June 1998.

Vice President and General Manager/Milwaukee of the Company from January 1996 to January 1997.

General Manager/Milwaukee of the Company from February 1995 to January 1996.

Employed by U S WEST !nterprise from 1988 to February 1995.

Name and Age	Principal Occupation and Other Information

Catherine A. Hemmer (44)

Executive Vice President, Corporate Operations of the Company since April 2002.

Executive Vice President and Chief Operating Officer of Covad Communications from October 1999 to March 2002.

Vice President, Network Services of Covad Communications from August 1998 to October 1999.

Vice President and General Manager, Network Reliability and Operations of U S WEST Communications from July 1996 to August 1998.

Michael A. Rouleau (44)

Senior Vice President, Marketing and Business Development of the Company since November 1999.

Vice President, Marketing and Product Development of Transport Service of U S WEST, Inc. from July 1997 to November 1999.

Executive Director, Marketing and Product Development of U S WEST, Inc. from April 1995 to June 1997.

Julie A. Rich (49)

Senior Vice President, Human Resources and Business Administration of the Company since April 1999.

Vice President, Human Resources and Business Administration of the Company from March 1998 to April 1999.

Owner of an independent human resources consulting practice from June 1996 to February 1998.

Founder of XEL Communications, Inc., a telecommunications manufacturer, holding positions of Director and Vice President of Human Resources from 1984 to 1996.

Mark D. Hernandez (43)

Senior Vice President and Chief Information Officer of the Company since June 2001.

Vice President, Information Technology of the Company from January 2001 to June 2001.

Vice President, Billing and Revenue Assurance, of the Company from February 2000 to January 2001.

Vice President of U S WEST Long Distance from June 1996 to February 2000.

Robert W. Gaskins (50)

Senior Vice President, Corporate Development and Strategy of the Company since January 2003.

Vice President, Corporate Development of the Company From April 2001 to December 2002.

Vice President, Operations Planning, Development, and Implementation of the Company from January 1998 to March 2001.

Vice President, New Operations of the Company from August 1993 to December 1997.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table summarizes the compensation we paid during the last three years to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers as of the end of 2002, based on salary and bonus.

Long-Term Compensation Awards
	Annual Compensation			Restricted Stock Awards (1)		Time Warner Telecom Class A Common Stock Underlying Options Awarded (2)
Name & Principal Position	Year	Salary	Bonus				All Other Compensation (3)
Larissa L. Herda, Chairman, President, and Chief Executive Officer	2002 2001 2000	$500,000 400,007 312,025	$475,000 379,997 327,613	$	— 1,619,200 —	1,000,000 440,000 70,000	$10,000 8,500 8,500

Paul B. Jones, Senior Vice President, General Counsel and Regulatory Policy (4)	2002 2001 2000	280,000 268,502 259,242	132,000 127,536 179,849		— 294,400 —	350,000 90,000 25,000	10,000 8,500 8,500

David J. Rayner, Senior Vice President and Chief Financial Officer (4)	2002 2001 2000	280,000 220,000 209,615	220,000 156,750 220,371		— 441,600 —	400,000 120,000 40,000	10,000 8,500 8,500

John T. Blount, Executive Vice President, Field Operations (5)	2002 2001 2000	280,000 220,000 197,442	200,000 156,750 166,607		— 441,600 —	400,000 120,000 40,000	10,000 8,500 8,500

Mark Hernandez, Senior Vice President and Chief Information Officer	2002 2001 2000	225,000 190,243 121,731	161,000 107,337 60,196		— 220,800 —	300,000 190,175 30,000	10,000 8,500 8,500

(1)	The valuation of restricted stock awards is based on the $14.72 closing price of our Class A common stock as of the November 16, 2001 grant date. As of December 31, 2002, Ms. Herda held 110,000 restricted shares valued at $232,100 (based on the December 31, 2002 closing price of $2.11); Mr. Jones held 20,000 restricted shares valued at $42,200; Messrs. Rayner and Blount each held 30,000 restricted shares valued at $63,300; and Mr. Hernandez held 15,000 restricted shares valued at $31,650. The restricted shares vest as follows: 50% in November 2003, 25% in November 2004, and 25% in November 2005.
(2)	Options awarded under our 1998 Stock Option Plan and our 2000 Employee Stock Plan.
(3)	Includes contributions made by us to our defined contribution 401(k) plan on behalf of the named executive officers.
(4)	We do not currently have our own pension plan. However, Messrs. Jones and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to us or Time Warner Cable on or prior to December 31, 1998.
(5)	As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne Group, Inc., Mr. Blount and certain other former employees of U S WEST, Inc. participated in a pension plan under the administration of MediaOne Group, Inc. Mr. Blount’s and other Company employees’ participation in that plan was terminated in 2000 following the merger of AT&T and MediaOne Group, Inc. Mr. Blount’s benefits under that plan upon his retirement are based on service to U S WEST, Inc. or us.

Employment Agreements

We have entered into employment agreements with the current executive officers shown in the compensation table:

•	Ms. Herda’s contract has a five-year term beginning January 1, 2000;

•	Messrs. Blount’s and Rayner’s contracts have 49-month terms beginning December 1, 2002;

•	Mr. Jones’ contract has a 40-month term beginning September 1, 2002; and

•	Mr. Hernandez’s contract has a three-year term beginning June 20, 2001.

The minimum annual salaries for these executives for the year 2002 under these agreements are their actual salaries for 2002.

The agreements include a narrow definition of the term “cause.” If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if we materially breach or terminate the executive’s employment during the term without cause, the executive may elect either:

•	to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus pro-rated for an 18-month period; or

•	to remain an employee for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 18-month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the employment term, if any.

The executives have the same two options if a change of control occurs and that change results in:

•	a change of more than 50 miles in the location of the executive’s office or our principal executive offices;

•	a material reduction in the executive’s responsibilities; or

•	our material breach of the agreement.

The agreements define change of control to mean that:

•	the Class B Stockholders cease to have the ability as a group to elect a majority of our Board of Directors;

•	another person or group has become the beneficial owner of more than 35% of the total voting power of our voting interests; or

•	the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent us from losing any tax deductions that we otherwise would have been entitled to for any payments deemed to be “contingent on a change” under the Internal Revenue Code.

If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive his or her salary for the first 26 weeks of the disability. Thereafter, we may elect to terminate the executive’s employment and pay 75% of the executive’s then current salary and his or her applicable target annual bonus amount pro-rated for an 18-month period. These payments would be reduced by amounts received from worker’s compensation, social security, and disability insurance policies maintained by us.

If an executive dies during the term of an employment agreement, generally the executive’s beneficiaries will receive the executive’s earned and unpaid salary for up to 30 days after the date of death and a pro rata portion of the executive’s target bonus for the year of death.

Stock Options Awarded by the Company During 2002

The following table lists our grants during 2002 of stock options to the executive officers named in the “Summary of Compensation” table. All of the options were nonqualified under the Internal Revenue Code, and we did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options depends on actual future share prices. Market conditions and the efforts of the directors, the officers, and others to foster our future success can influence those future share values.

OPTION GRANTS IN THE LAST FISCAL YEAR

Individual Grants

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2002 Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name					5%	10%
Larissa L. Herda	1,000,000	19.73%	$1.99	11/24/2012	$1,251,500	$3,171,547
Paul B. Jones	350,000	6.90%	1.99	11/24/2012	438,025	1,110,041
David J. Rayner	400,000	7.89%	1.99	11/24/2012	500,600	1,268,619
John T. Blount	400,000	7.89%	1.99	11/24/2012	500,600	1,268,619
Mark D. Hernandez	300,000	5.92%	1.99	11/24/2012	375,450	951,464

Total	shares granted to all employees in 2002: 5,069,566

(1)	The options shown in the above table were awarded to the named executive officers under our 2000 Employee Stock Plan and the terms are governed by that plan and the recipient’s option agreement. The exercise price is the fair market value of the Class A common stock on the date of grant. The options become exercisable over a four-year vesting period, contingent upon continued service with us, and expire ten years from the date of grant. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A common stock appreciation over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A common stock value on November 24, 2012 of $3.24 and $5.15, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A common stock.

Option Exercises and Values in 2002

None of the named executive officers listed under the heading “Option Grants in the Last Fiscal Year” exercised options in 2002. The table below shows the number and value of exercisable and non-exercisable options held by the named executive officers as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	855,000	1,865,000	$0	$120,000
Paul B. Jones	251,000	480,000	0	42,000
David J. Rayner	250,000	660,000	0	48,000
John T. Blount	264,000	660,000	0	48,000
Mark D. Hernandez	82,264	437,911	0	36,000

The value of unexercised in-the-money options is equal to the difference of the per share market price of our Class A common stock at December 31, 2002, which was $2.11, less the per share exercise price, multiplied by the number of unexercised options.

Aggregated Options to Purchase Common Stock of AOL Time Warner Inc. and

Fiscal Year-End Option Values

Two of the named executive officers hold options to purchase AOL Time Warner common stock that were issued by Time Warner Inc. prior to our initial public offering. The following table lists each officer’s information with respect to the status of the AOL Time Warner options on December 31, 2002, including the total number of shares of AOL Time Warner common stock underlying exercisable and nonexercisable stock options held on December 31, 2002, and the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2002. None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options. In addition, none of the named executive officers exercised options to purchase common stock of AOL Time Warner during 2002.

	Number of Shares Underlying Unexercised Options on December 31, 2002		Dollar Value of Unexercised In-the-Money Options on December 31, 2002*
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Larissa L. Herda	26,400	0	$0	$0
David J. Rayner	8,598	0	0	0

* Based on a closing price of $13.10 per share of AOL Time Warner Inc. common stock.

Option Terms

The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder, certain change-of-control transactions and, in most cases, our breach of the holder’s employment agreement. The AOL Time Warner options held by the named executive officers generally remain exercisable for three years after their employment with us is terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that such stock options awarded before 1996 are exercisable for three months after a termination without cause and after retirement, and those awarded after July 1997 are exercisable for three years after death or disability. All AOL Time Warner options terminate immediately if the holder’s employment is terminated for cause. The terms of the options shown in the table are ten years.

Human Resources and Benefits and Compensation Committees’ Report on Executive Compensation

This report of the Human Resources and Benefits Committee and the Compensation Committee of the Board of Directors covers the following topics:

•	Roles of the Human Resources and Benefits and Compensation Committees;

•	Executive Compensation Philosophy;

•	Components of the Compensation Program;

•	Compensation of the Chief Executive Officer; and

•	Section 162(m) considerations.

Roles of the Committees. The Human Resources and Benefits Committee is currently comprised of four members of the Board of Directors who are not current or former employees of the Company, including two members of the Board of Directors designated by the Class B Stockholders. During 2002, its members were Messrs. Britt, Miron, Claflin, and Schell. This committee sets the overall compensation principles of the Company and reviews the entire compensation program. The committee also reviews and establishes the individual compensation levels for the members of the senior management team, including the Chief Executive Officer. The Compensation Committee is currently comprised of the three independent directors, Messrs. Schell, Claflin, and Muller. Mr. Muller became a member of the Board of Directors and the Compensation Committee in May 2003 and therefore did not participate in this report or the compensation decisions reflected in it. During 2002, its members were the three independent directors, Mr. Schell, Ms. Wilderotter (beginning September 1, 2002), and Mr. Claflin. Ms. Wilderotter resigned from the Board effective December 31, 2002. This committee approves all option grants to senior officers and directors and makes any determinations relating to compensation that any tax, securities, or stock exchange rule or law requires be made by a committee composed entirely of independent or non-employee directors. The committees consider the advice of independent outside consultants who provide the committees with market data in determining whether the amounts and types of compensation the Company pays its officers are appropriate.

Compensation Philosophy. The goal of the Company’s compensation program is to attract, motivate, and retain the highly talented individuals necessary to achieve the Company’s business strategy. The program is intended to reward those executives for building long-term stockholder value. The following principles have guided the decisions of the committees:

•	The Company should provide competitive annual cash compensation and above-market short- and long-term incentives to attract, retain, and motivate high caliber executives. The committees’ intent is that total direct compensation (base salary plus bonus plus the value of stock options and restricted stock) be above the median for the Company’s peer group, based on the Company’s financial performance relative to its peer group.

•	The interests of executives should be aligned with those of the stockholders through a strong emphasis on equity-based compensation.

•	Executives should have strong incentives to focus on and achieve the Company’s objectives, the principal ones being to increase revenue and EBITDA and to build long-term stockholder value.

The committees believe that the total compensation opportunity available to senior executives should consist of base salary, short-term incentives, and long-term incentives in the form of stock compensation, each of which we review for market competitiveness. Our assessment of competitiveness is based primarily on benchmarking the total compensation opportunities of our executives against a peer group of companies in the competitive telecommunications industry. In addition to benchmarking market data, we believe total pay opportunities should also reflect each position’s internal value to the Company, taking into account functional responsibilities, complexity, and the organizational impact of the position and individual performance. We target base salary to the median of the market for most positions. We reviewed the 2002 base salaries of our senior executives against market data and we determined that increases were required to keep base salary of one officer at our target levels, while other executives’ base pay was not adjusted.

We designed the annual incentive plan component of incentive compensation to align officer pay (i) with the annual performance of the Company and (ii) with the individual’s performance of his or her job. A portion of the annual bonus was based on corporate objectives that the Board of Directors set for the Company. We recognized that 2002 was a difficult year for all sectors, and particularly difficult for the telecommunications sector, and that the key objective for 2002 was meeting financial targets necessary to maintain the Company’s liquidity and access to financial markets. We based our assessment of the Company component of incentive plan compensation primarily on the Company’s success in meeting those financial targets. The balance of the bonus opportunity was tied to individual performance as determined by the committees after the close of the fiscal year. That evaluation was based on individual goals established for each officer at the beginning of the year, which support the overall Company objectives. The relative contributions to total bonus opportunity of Company and individual performance varies by position.

Based on our review of compensation survey data, individual and Company performance, and our goal of providing above-average long-term incentive compensation to senior executives, the Compensation Committee approved option grants to the senior executives under the Company’s 2000 Employee Stock Plan in November 2002, at an exercise price of $1.99. Based on the market data we reviewed, we established target values to be delivered in the form of long term equity incentives to the executives. We then reviewed multiple methodologies for valuing options, recognizing that the vagaries of option valuation and uncertainties surrounding market values result in unpredictability of the actual values that will result from the grants. We also considered that the retention value of previously granted options was diminished because the exercise prices are all well above current market prices of the common stock.

Compensation of the Chief Executive Officer. In fiscal 2002, we determined the compensation of the Chief Executive Officer in the same manner as the other senior officers, primarily by reviewing that compensation against survey information. On that basis we elected not to increase Ms. Herda’s base salary of $500,000 for 2003. Ms. Herda’s 2002 bonus of 95% of her annual salary (against a target of 100%) was based on overall Company performance during 2002 and performance against certain revenue, EBITDA, and liquidity objectives that the Board of Directors established for the Company. The committee also took into account the 2002 economic environment and the Company’s favorable performance against its peers.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. The Company expects that the compensation paid to the executives named in the compensation table will qualify for tax deductibility in 2002. However, certain compensation such as restricted stock that may be subject to the $1,000,000 annual limit under Section 162(m) may change this result in the future. While we intend to maximize the deductibility of executive compensation where practicable, the Company may pay compensation that is not fully deductible if the committees believe it is in the Company’s best interest to do so. As a result of the Company’s current tax situation and current compensation levels, we do not believe that the loss of any deductibility of executive compensation will be material to the Company’s results. Implementation of a bonus plan that complies with Section 162(m) would limit our flexibility without sufficient benefit to the Company to outweigh the burdens. Therefore, at this time, we have decided not to adopt a qualifying incentive bonus plan. We intend to review the advisability of adopting such a plan in the future if the Company’s tax position or compensation levels change significantly.

2002 Human Resources and Benefits Committee:

Glenn A. Britt (Chairperson)

Bruce L. Claflin

Robert J. Miron

Theodore M. Schell

2002 Compensation Committee:

Theodore M. Schell (Chairperson)

Bruce L. Claflin

Performance Graph

The following graph compares total stockholder return on our Class A common stock since May 12, 1999, the date of our initial public offering, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The closing price for our stock on May 12, 1999 was $20.75. Our closing stock price on December 31, 2002, the last trading day of our 2002 fiscal year, was $2.11.

Comparison of Cumulative Total Return on Investment

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2002 were made timely except that directors Bruce Claflin and Theodore Schell, and former director Mary Agnes Wilderotter, each inadvertently filed late their Forms 4 reporting the grants on October 1, 2002, of options to purchase 2,500 shares of our common stock and Messrs. Claflin and Schell filed their Forms 4 late reporting the grants on December 21, 2002, of options to purchase 50,000 shares each of our common stock due to our administrative error.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2002, including the Time Warner Telecom 1998 Stock Option Plan, the Time Warner Telecom 2000 Employee Stock Plan, and the Time Warner Telecom 2000 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	17,278,223		$22.97	1,504,813
Equity compensation plans not
approved by security holders	90,000	(1)	$12.00	0

Total	17,368,223		$22.91	1,504,813

(1)	Refers to a grant of options to purchase 100,000 shares of common stock. This grant was made to Michael Rouleau in October 1999 outside our 1998 Stock Plan in connection with his employment as our Senior Vice President, Marketing and was approved by our Compensation Committee.

Time Warner Telecom 1998 Stock Option Plan

The Time Warner Telecom 1998 Stock Option Plan (the “1998 Plan”) provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options vest over periods of up to four years and expire ten years from the date of issuance. As of December 31, 2002, approximately 5.8 million shares were reserved for issuance upon exercise of outstanding options and approximately 878,000 shares were available for grant under the 1998 Plan. Our stockholders have approved the 1998 Plan.

Time Warner Telecom 2000 Employee Stock Plan

The Time Warner Telecom 2000 Employee Stock Plan (the “2000 Plan”) provides for stock options, stock awards, and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Board of Directors. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire ten years from the date of issuance. As of December 31, 2002, approximately 11.5 million shares were reserved for issuance upon exercise of outstanding options and approximately 235,000 shares were available for grant under the 2000 Plan. Our stockholders have approved the 2000 Plan.

Stock Purchase Plan

Effective January 1, 2000, we adopted the Time Warner Telecom 2000 Qualified Stock Purchase Plan (the “Stock Purchase Plan”). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of the Company’s Class A common stock at a 15% discount to fair market value. Stock purchases occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. The 2003 purchase offering began January 1, 2003 and ends September 30, 2003. Thereafter, purchase offerings will be conducted each April 1 and October 1. We are authorized to issue a total of 750,000 shares of the Company’s Class A common stock to participants in the Stock Purchase Plan. As of December 31, 2002, 357,732 shares had been issued and 392,268 shares remained available for issuance. Our stockholders have approved the Stock Purchase Plan.

TIME WARNER TELECOM SHARE OWNERSHIP

The following table lists the ownership of our shares by our directors, the executive officers named in the compensation table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our Class A or Class B common stock as of April 21, 2003, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. This table assumes a base of 48,993,268 shares of Class A common stock and 65,936,658 shares of Class B common stock outstanding as of April 21, 2003, before any consideration is given to other outstanding options, warrants, or convertible securities. Each executive officer’s address is c/o the Company, 10475 Park Meadows Drive, Littleton, Colorado 80124.

	Class A Common Stock (1)(2)		Class B Common Stock (1)(2)(3)		Total Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Equity	% of Voting Power
Five Percent Stockholders:
AOL Time Warner Inc. (4)	—	—	50,363,739	76.4%	50,363,739	43.8%	71.1%
Newhouse Telecom Holdings Corp. (5)	—	—	9,536,856	14.5%	9,536,856	8.3%	13.5%
Advance Telecom Holdings Corp. (5)	—	—	6,036,063	9.1%	6,036,063	5.3%	8.5%
AT&T Corp. (6)	6,289,842	12.8%	—	—	6,289,842	5.5%	0.9%
Chilton Investment Company (7)	4,875,516	10.0%	—	—	4,875,516	4.2%	0.7%
Wellington Management Company, LLP (8)	4,109,600	8.4%	—	—	4,109,600	3.6%	0.6%
Hartford Mutual Funds (9)	4,093,600	8.4%	—	—	4,093,600	3.6%	0.6%
Directors and Executive Officers:
Larissa L. Herda	1,113,904	2.2%	—	—	1,113,904	1.0%	*
Glenn A. Britt	—	*	—	—	—	*	*
Bruce L. Claflin	21,999	*	—	—	21,999	*	*
Richard J. Davies	—	*	—	—	—	*	*
Spencer B. Hays	2,000	*	—	—	2,000	*	*
Robert D. Marcus	—	*	—	—	—	*	*
Robert J. Miron	7,500	*	—	—	7,500	*	*
Anthony R. Muller	—	*	—	—	—	*	*
David J. Rayner	290,000	*	—	—	290,000	*	*
Paul B. Jones	286,229	*	—	—	286,229	*	*
John T. Blount	340,000	*	—	—	340,000	*	*
Mark D. Hernandez	113,525	*	—	—	113,525	*	*
Theodore H. Schell	18,792	*	—	—	18,792	*	*
All directors and executive officers as a group (17 persons)	2,678,409	5.2%	—	—	2,678,409	2.3%	*

*	Represents less than one percent.

(1)	We have two classes of outstanding common stock, Class A common stock and Class B common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of Class A common stock issuable upon exercise of options exercisable within 60 days of April 21, 2003, as follows: Ms. Herda—886,875 shares; Mr. Rayner—260,000 shares; Mr. Jones—258,187 shares; Mr. Blount—274,000 shares; Mr. Hernandez—98,525 shares; and all directors and executive officers as a group—2,182,753 shares and (ii) shares of restricted stock as follows: Ms. Herda— 110,000 shares; Mr. Rayner—30,000 shares; Mr. Jones—20,000 shares; Mr. Blount—30,000 shares; Mr. Hernandez—15,000 shares; and all directors and executive officers as a group—260,000 shares.

(2)	Excludes an equal amount of Class A common stock into which Class B common stock are convertible. The Class B common stock held by AOL Time Warner subsidiaries (see Note 4), Newhouse Telecom Holdings Corporation, and Advance Telecom Holdings Corporation, represented on a converted basis 43.8%, 8.3%, and 5.3%, respectively, of the Class A common stock.
(3)	Solely as a result of the agreement of the Class B Stockholders to vote in favor of the others’ director nominees under the Stockholders’ Agreement, the Class B Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See “Certain Relationships and Related Transactions—Stockholders’ Agreement.”
(4)	Owned by Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., and TW/TAE, Inc., each a direct or indirect wholly owned subsidiary of AOL Time Warner. The business address of AOL Time Warner Inc. is 75 Rockefeller Plaza, New York, New York 10019.
(5)	The business address of Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation is 6005 Fair Lakes Road, East Syracuse, New York 13057.
(6)	Based on a Schedule 13G dated December 12, 2002. The business address of AT&T Corp. is 32 Avenue of Americas, New York, New York 10013.
(7)	Based on a Form 4 dated March 4, 2003. The business address of Chilton Investment Company is 1266 East Main Street, 7th Floor, Stamford, CT 06902.
(8)	Based on a Schedule 13G dated February 12, 2003. The business address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(9)	Based on a Schedule 13G dated February 7, 2003. The business address of Hartford Mutual Funds, Inc. is P.O. Box 2999, Hartford, CT 06115.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2002, the members of our Compensation Committee were independent directors Theodore Schell and Bruce Claflin, and Mary Agnes Wilderotter beginning September 1, 2002. The Company’s Human Resources and Benefits Committee makes recommendations with respect to matters involving executive compensation. Its members in 2002 were Messrs. Britt, Claflin, Miron, and Schell. Mr. Britt is an officer of an affiliate of AOL Time Warner Inc., and is a member of the Human Resources and Benefits Committee. Certain relationships and transactions between the Company and AOL Time Warner Inc. are described below under “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

Our Class B Stockholders entered into a Stockholders’ Agreement when Time Warner Telecom was reconstituted as a corporation from a limited liability company in May 1999. The Stockholders’ Agreement was amended on July 19, 2000. AT&T, a former Class B Stockholder, converted its Class B shares into Class A shares during 2001 and as a result is no longer bound by the voting agreements and transfer restrictions described below. Subsidiaries of AOL Time Warner and the Advance/Newhouse stockholder group presently hold all of our Class B common stock. There is no assurance that the Class B Stockholders will not further change the Stockholders’ Agreement or terminate it, or cause us to waive any provision of such agreement.

Under the Stockholders’ Agreement, the AOL Time Warner stockholder group has the right to designate four nominees for the Board of Directors at each annual meeting of stockholders at which directors are elected. The Advance/Newhouse stockholder group has the right to designate one board member. The Class B

Stockholders’ ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. Currently each Class B Stockholder must own at least 6.68% of the common stock to appoint one director. AOL Time Warner is entitled to nominate four directors so long as it owns at least 13.34% of the common stock. If AOL Time Warner owns less than 13.34% of the common stock, the number of directors it may nominate decreases proportionally with its ownership of the common stock until it owns less than 6.68%. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 6.68% of the common stock. None of the Class B Stockholders has the right to designate nominees if they own less than 6.68% of the common stock. These percentages will continue to adjust from time to time if we issue additional shares of common stock or take actions such as stock splits or recapitalizations so as to maintain the same relative rights.

Messrs. Britt, Davies, Hays, and Marcus are the current directors nominated by AOL Time Warner. Each of these persons is an officer of AOL Time Warner or one of its affiliates. No indebtedness or any transactions between us and AOL Time Warner or its affiliates exceeded 5% of either our or AOL Time Warner’s gross consolidated revenues for 2002. Mr. Miron is the director nominated by the Advance/Newhouse stockholder group and is an executive officer of Advance/Newhouse Communications. No indebtedness or any transactions between us and Advance/Newhouse or its affiliates exceeded 5% of either our or Advance/Newhouse’s gross consolidated revenues for 2002, and we do not expect there to be any such indebtedness or transactions in 2003. Further detail on our transactions with affiliates of AOL Time Warner and Advance/Newhouse is provided under “Certain Operating Agreements.”

The Stockholders’ Agreement requires the Class B Stockholders to vote their shares in favor of:

•	the nominees selected by the holders of Class B common stock as previously described;

•	the Chief Executive Officer of the Company; and

•	three nominees who are not affiliated with us or any holder of Class B common stock and are approved by the directors other than the CEO and the independent directors.

The Stockholders’ Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders’ Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the “Refusal Notice”) to all Class B Stockholders. The Refusal Notice must contain the identity of the offeror and an offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the same conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the Board of Directors if it sells all of its shares of Class B common stock. If AOL Time Warner wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain “tag-along” rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as, AOL Time Warner Inc. In that sale, AOL Time Warner (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the Board of Directors.

Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is not required to convert its shares into Class A common stock and its right to nominate Class B nominees to the Board of Directors will not terminate.

The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once we have registered shares of Class A common stock as a result of a demand registration, we are not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require us to include our shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions, and transfer taxes attributable to the sale of its shares. We must pay all expenses related to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders, and the auditors’ fees and expenses.

Restated Certificate of Incorporation

Our Restated Certificate of Incorporation prohibits us from (i) engaging in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with, or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information, or other content services, without the consent of all the Class B Stockholders. This prohibition expires in May 2004 or earlier if the Class B Stockholders no longer hold 50% of the total voting power for the Board of Directors. However, the Capacity License Agreements extend the prohibition to 2028.

Certain Operating Agreements

Capacity License Agreements. We currently license fiber capacity in 23 of our 44 markets from Time Warner Cable. Each of our local operations where Time Warner Cable has a network is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable, providing us with an exclusive right to use all of the capacity of specified fiber optic cable owned by the Time Warner Cable operation. The Capacity License Agreements expire in 2028. The Capacity License Agreements for networks that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that Time Warner Cable construct and provide additional fiber optic cable capacity to meet our needs after July 1998. Time Warner Cable is not obligated to provide such fiber capacity and we are not obligated to take fiber capacity from Time Warner Cable. As we expand our operations to markets not served by Time Warner Cable, we will be required to obtain fiber capacity from other sources. If Time Warner Cable provides additional capacity, we must pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. We are responsible for all taxes and franchise, pole, attachment, or similar fees arising out of our use of the capacity, and a portion of other out-of-pocket expenses incurred by Time Warner Cable for the cable used to provide the capacity. If we obtain our own rights-of-way or franchises in the service areas covered by the Capacity License Agreements and have excess fiber capacity, the Capacity License Agreements provide for us to negotiate a license of capacity to Time Warner Cable in good faith. Until July 2003, the agreements also provide for us to assist Time Warner Cable in obtaining rights of entry to buildings in which we have already obtained rights of entry or to license fiber capacity to Time Warner Cable under reciprocal terms, if Time Warner Cable cannot obtain its own building entry rights. The Capacity License Agreements with Advance/Newhouse contain the same provisions.

We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for the provision of residential services and content services. If we violate the limitations on our business activities contained in the Restated Certificate of Incorporation or the Capacity License Agreements, Time Warner Cable may terminate the Capacity License Agreements. Accordingly, the Capacity License Agreement restrictions will apply after the restrictions in the Restated Certificate of Incorporation have terminated. Although we do not believe that the restrictions in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

The Capacity License Agreements do not restrict us from licensing fiber optic capacity from parties other than Time Warner Cable. Although Time Warner Cable has agreed to negotiate renewal or alternative provisions in good faith upon expiration of the Capacity License Agreements, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the fiber capacity covered by those Agreements and may need to build, lease, or otherwise obtain transmission capacity to replace the capacity previously licensed under the Agreements. The terms of such arrangements could have a material adverse effect on our business, financial condition, and results of operations. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days’ notice and payment of any outstanding fees regarding the terminated capacity. Time Warner Cable has the right to terminate a Capacity License Agreement upon 180 days’ notice in the event of, among other things, certain governmental proceedings or third party challenges to Time Warner Cable’s franchises or the Agreements. The Capacity License Agreements include substantial limitations on liability for service interruptions.

Facility Lease Agreements. We lease or sublease physical space located at Time Warner Cable’s facilities for various purposes under Facility Lease Agreements. If certain events occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

•	At least a majority of any Time Warner Cable system is not owned by one or more of the Class B Stockholders;

•	AOL Time Warner beneficially owning less than 30% of our common stock;

•	AOL Time Warner having the right to nominate less than three nominees to our Board of Directors;

•	Our non-compliance with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services; or

•	A Class B Stockholder transferring its Class B common stock, together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement.

The lease rates for properties Time Warner Cable owns and leases to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location, and leasehold improvements funded. Generally, the leases have 15-year terms, with two five-year options to renew. For properties Time Warner Cable subleases to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of our subleases matches the duration of Time Warner Cable’s primary lease. In 2002, we paid Time Warner Cable approximately $1.6 million for rentals under the Facility Lease Agreements.

The transactions described above include capacity license agreements and leases with the Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”), a partnership between affiliates of AOL Time Warner and Advance/Newhouse that owns or has interests in cable television systems that were previously all managed by the AOL Time Warner affiliates. As a result of a restructuring of the TWE-A/N partnership at year-end 2002, TWE-A/N assigned our Capacity License Agreements and leases covering certain TWE-A/N markets, including Tampa and Orlando, Florida and Indianapolis, Indiana, to a new subsidiary of TWE-A/N that is managed by the affiliates of Advance/Newhouse.

Residential Support Agreement. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. In addition, we provide limited back office support, including usage data. Time Warner Cable paid us approximately $950,000 for these services in 2002.

Time Warner Inc. License Agreement. Our use of the “Time Warner” name is subject to a license agreement with Time Warner Inc., a unit of AOL Time Warner Inc. We are also required to discontinue use of the “Time Warner” name upon:

•	Expiration of the current term in July 2004, unless Time Warner Inc. agrees to renew the agreement;

•	AOL Time Warner beneficially owning less than 30% of our common stock;

•	AOL Time Warner having the right to nominate less than three nominees to our Board of Directors;

•	Our non-compliance with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services (see “Limitation on Residential and Content Services”); or

•	The transfer by a Class B Stockholder of its Class B common stock together with its rights to designate nominees to the Board of Directors under the Stockholders’ Agreement.

Under the agreement, we may change our name to “TW Telecom Inc.” if we no longer have the right to use the “Time Warner” name. We believe that the “Time Warner” brand is valuable, and its loss could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

Other Transactions. Affiliates of AOL Time Warner purchase dedicated transport, switched, and data and Internet services from us. Total revenue from these customers was $31.8 million in 2002 and $25.5 million in 2001. In 2002, AOL Time Warner and its affiliates were one of our top 10 customers, accounting for 4.6% of our total revenue.

In 2002, we provided technical expertise to Time Warner Cable in conjunction with certain product development and trial efforts conducted by Time Warner Cable, and received approximately $1.0 million in cost reimbursement from Time Warner Cable for such services. The reimbursement was accounted for as an offset to operating expenses, selling, general, and administrative expenses, and capital expenditures in 2002.

We believe that the terms and conditions, taken as a whole, of the transactions described under the headings “Capacity License Agreements,” “Facility Lease Agreements,” “Services Agreement,” “Residential Support Agreements,” “Time Warner Inc. License Agreement,” and “Other Transactions” were no less favorable to us than we could have obtained from unaffiliated parties.

The Class B Stockholders hold all of our Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders’ ability to compete with us. An affiliate of AOL Time Warner offers Internet access and data services for business customers that compete with our services and Time Warner Cable has competed with us to gain business customers for transport services in some of our markets. The Class B Stockholders may, now or in the future, provide these or other services in competition with our services. Our directors who are also directors, officers, or employees of the Class B Stockholders may encounter conflicts of interest in certain business opportunities available to, and certain transactions involving us. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in our favor.

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares by mail or in person at the meeting.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

A quorum is present if at least a majority in total voting power of the Company’s outstanding capital stock as of the record date are present in person or by proxy. Those who fail to return a proxy card or attend the meeting will not count towards determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•	Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services. Deliver in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2004 annual meeting, you must submit your proposals to our corporate secretary at our principal executive office no later than January 18, 2004. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to the Company (containing certain information specified in our bylaws) has been received at least 10 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. If the date of an annual meeting is more than 30 days earlier or 60 days later than that anniversary date, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 70 days prior to the annual meeting date or the 10th day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this Proxy Statement. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at www.twtelecom.com (Investor Relations) or will be provided without charge to stockholders who write to our Investor Relations Department at: Carole J. Curtin, Director—Investor Relations, Time Warner Telecom Inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones

Senior Vice President—General Counsel and

Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

AS AMENDED AS OF SEPTEMBER 10, 2003

TIME WARNER TELECOM INC.

2000 EMPLOYEE STOCK PLAN

SECTION 1: PURPOSE

The general purpose of the Time Warner Telecom Inc. 2000 Employee Stock Plan (the “Plan”) is to further the growth and development of Time Warner Telecom Inc. (the “Company”) by affording an opportunity for stock ownership through the grant of Options and Restricted Stock, shares of Common Stock and Stock Appreciation Rights to selected employees, directors and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.

SECTION 2: DEFINITIONS

Unless otherwise indicated, the following words when used herein have the following meanings:

a.    “Affiliate” means, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

b.    “Approved Transaction” means any transaction in which the Board of Directors (or, if approval of the Board of Directors is not required as a matter of law, the stockholders of the Company) approves (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the equity holders of the Company immediately prior to the merger have the same proportionate ownership of the equity value of the surviving company immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

c.    “Board of Directors” means the Board of Directors of the Company.

d.    “Board Change” means such time as the Designated Class B Stockholders as a group cease to have the ability to elect a majority of the Board of Directors (other than the chief executive officer of the Company and External Directors;

provided that External Directors shall be included in calculating whether the foregoing majority requirement is satisfied if the Directors nominated by the Designated Class B Stockholders do not constitute a majority of the committee that selects the Board’s nominees for External Directors) and a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Designated Class B Stockholders) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the voting interests of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the voting interests of the Company, on a fully diluted basis, than is held by the Designated Class B Stockholders as a group on such date.

e.    “Cause” means, in the absence of an employment agreement a termination on account of (a) insubordination, (b) dishonesty, (c) moral turpitude, (d) refusal to perform duties and responsibilities for any reason other than illness or incapacity, (e) repeated acts of substance abuse that are materially injurious to the Company, (f) material violation of a Company policy or (g) fraud, misappropriation, embezzlement, operation of a Company vehicle when intoxicated or other behavior that in the opinion of counsel to the Company (which opinion will be conclusive) constitutes a misdemeanor or felony under applicable law, regardless of whether actually prosecuted for or convicted of an offense; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Board Change, termination for cause in the absence of an employment agreement means only a felony conviction.

f.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

g.    “Committee” means the Human Resources and Benefits Committee of the Board of Directors.

h.    “Common Stock” means the Company’s Class A common stock (par value $.01 per share) and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.

i.    “Director” means a member of the Board of Directors.

j.    “Designated Class B Stockholders” means Time Warner Inc. and Advance/Newhouse Partnership and their respective Affiliates.

k.    “External Director” means a Director who is not an employee of the Company or an employee of a Designated Class B Stockholder.

l.    “Freestanding SAR” means the type of SAR described in Section 13.3.

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m.    “Grantee” means any employee or Director who is awarded shares of Common Stock pursuant to a Stock Award.

n.    “Holder” means any employee, Director or consultant who is granted an Option under the Plan. “Holder” also means the court-appointed legal representative of a Holder and any other person who acquires the right to exercise an Option by bequest or inheritance.

o.    “Incentive Stock Option” means any option granted to an eligible employee (including an employee who is also a Director) under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Section 422 of the Code.

p.    “SAR” means a stock appreciation right subject to the terms of Section 13.

q.    “Nonqualified Stock Option” means any option granted to an eligible employee, Director or consultant under the Plan which is not an Incentive Stock Option.

r.    “Option” means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

s.    “Option Agreement” means the agreement specified in Section 7.2.

t.    “Parent” shall mean a parent corporation of the Company as defined in Section 424(e) of the Code.

u.    “Related Option” means an Option which has been granted in conjunction with a Tandem SAR.

v.    “Restricted Stock” means shares of Common Stock awarded to an eligible employee (including an employee who is also a Director) which are subject to the restrictions set forth in Section 10 of the Plan and the Restricted Stock Agreement. “Restricted Stock” shall also include any shares of the Company’s capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

w.    “Restricted Stock Agreement” means the agreement specified in Section 11.2.

x.    “Restricted Stock Award” means the grant of shares of Restricted Stock under this Plan.

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y.    “Stock Award” means the grant of shares of Common Stock or Restricted Stock under this Plan.

z.    “Restriction Period” is the period set forth in the Restricted Stock Agreement beginning on the date of grant of the Restricted Stock Award and ending on the vesting of the Restricted Stock.

aa.    “Section 16 Individual” means a participant who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company.

bb.    “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

cc.    “Tandem SAR” means the type of SAR described in Section 13.2

dd.    “Total Disability” means a permanent and total disability as defined in Section 22 (e) (3) of the Code.

SECTION 3: EFFECTIVE DATE

The effective date of the Plan is June 16, 2000; provided, however, that the adoption of the Plan by the Board of Directors is subject to approval and ratification by the stockholders of the Company within 12 months of the effective date and no Options may be exercised until such ratification has occurred. Options and Stock Awards granted under the Plan prior to approval of the Plan by the stockholders of the Company are subject to approval of the Plan by the stockholders of the Company.

SECTION 4: ADMINISTRATION

4.1    Administrative Committee.  The Plan shall be administered by the Committee. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, will be filled by the Board of Directors.

4.2    Committee Meetings and Actions.  The Committee will hold meetings at such times and places as it may determine. A majority of the members of the Committee constitutes a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Options, SARs or Stock Awards which may be or have been granted pursuant to the Plan.

4.3    Powers of Committee.  The Committee has the full and exclusive right to grant and determine terms and conditions of all Options, SARs and Stock Awards granted under the Plan and the form of all Option Agreements and Restricted Stock Agreements and to prescribe, amend and rescind rules and regulations for administration

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of the Plan. In granting Options, SARs and Stock Awards, the Committee will take into consideration the contribution the Holder or Grantee has made or may make to the success of the Company or its Affiliates and such other factors as the Committee shall determine. The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of granting and administering awards granted to persons other than persons who are then subject to the reporting requirements of Section 16 Individuals. The Chief Executive Officer of the Company may, in turn, delegate such authority to such other officer of the Company as the Chief Executive Officer may determine. Notwithstanding the foregoing, all awards of Options, SARs and Stock Awards to Section 16 Individuals must be approved in advance of the grant by the Compensation Committee of the Board of Directors and all awards of Options and Stock Awards to the External Directors must be approved by the Board of Directors.

4.4    Plan Review.  The Committee will conduct an annual review of the Plan and determine whether the Plan should be continued and the appropriate level of Option grants, SARs and Stock Awards for the year, if any.

4.5    Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Options or SARs or Stock Awards granted pursuant to the Plan.

4.6    Indemnification.  The Company will indemnify and hold harmless each person who is or has been a member of the Committee or of the Board of Directors against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification is not exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 5: STOCK SUBJECT TO THE PLAN

5.1    Number.  The aggregate number of shares of Common Stock which may be issued under Options and Stock Awards granted pursuant to the Plan may not exceed 24,500,000 shares, subject to adjustment in accordance with Section 5.3. Shares which may be issued under Options and Stock Awards may consist, in whole or in part, of

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authorized but unissued stock or treasury stock of the Company not reserved for any other purpose.

5.2    Unused Stock.  If any outstanding Option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, other than upon exercise of the Option or a SAR, the shares which were subject to such Option and as to which the Option had not been exercised shall continue to be available under the Plan. Any Restricted Stock that is forfeited to the Company pursuant to restrictions contained in this Plan or the Restricted Stock Agreement will also be counted in determining the number of shares of Common Stock available to be awarded under the Plan.

5.3    Adjustment for Change in Outstanding Shares.  In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, securities or other property), recapitalization, reorganization, merger, consolidation, issuance or exchange of shares of Common Stock, other ownership interests or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other similar corporate transaction or event affects the shares of Common Stock, then the Board will, in such manner as it may deem equitable to prevent dilution or enlargement of any Holder’s or Grantee’s rights, adjust any or all of (a) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) with respect to which Options, SARs or Stock Awards may be granted, (b) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) subject to outstanding Options, SARs or Stock Awards or the percentage of interests, other ownership interests or other securities of the Company subject to shares of Common Stock, and (c) the exercise price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the Holder of an outstanding Option or SAR in consideration for the cancellation of such Option. No adjustment will be made on account of the issuance of shares of Common Stock with respect to Options.

5.4    Reorganization or Sale of Assets.  If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized (each of such events being referred to hereinafter as a “Reorganization Event”), the Committee must, unless the transaction also constitutes a Board Change or an Approved Transaction, either (1) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation, which will be issuable in respect of the Common Stock, provided that no additional benefits shall be conferred upon Holders as a result of such substitution, and provided further that the excess of the aggregate fair market value of the shares subject to the Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Options immediately before such

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substitution over the purchase price thereof, or (2) upon written notice to all Holders, which notice must be given not less than 20 days prior to the effective date of the Reorganization Event, provide that all unexercised Options and SARs must be exercised within a specified number of days (not less than ten) of the date of such notice or such Options and SARs will terminate. In response to a notice provided pursuant to clause (2) of the preceding sentence, a Holder may make an irrevocable election to exercise the Holder’s Option contingent upon and effective as of the effective date of the Reorganization Event. The Committee may, in its sole discretion, accelerate the exercise dates of outstanding Options in connection with any Reorganization Event which does not also result in a Board Change.

SECTION 6: ELIGIBILITY

All full- or part-time employees of the Company and its Subsidiaries are eligible to receive Incentive Stock Options, Nonqualified Stock Options and Stock Awards under the Plan. External Directors are eligible to receive Nonqualified Stock Options or Stock Awards as the Board of Directors may approve, but not Incentive Stock Options, under the Plan. Consultants are eligible to receive Nonqualified Stock Options, but not Incentive Stock Options or Stock Awards, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, is not eligible to receive any such grants during the period set forth in such election.

SECTION 7: GRANT OF OPTIONS

7.1    Grant of Options.  The Committee may from time to time in its discretion determine which of the eligible employees, Directors and consultants of the Company or its Subsidiaries should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, whether the Holder will also receive Tandem SARs, and the dates on which such Options are to be granted.

7.2    Option Agreement.  Each Option granted under the Plan must be evidenced by an Option Agreement setting forth the terms upon which the Option is granted. Each Option Agreement must designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), whether the Holder also receives SARs, and must state the number of shares of Common Stock, as designated by the Committee, to which that Option pertains. An Option Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder. More than one Option, and both Options and Stock Awards, may be granted to an eligible person.

7.3    Option Price.  The Committee will determine the option price per share of Common Stock under each Option to be stated in the Option Agreement. The option price for Incentive Stock Options granted under the Plan may not be less than 100% of

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the fair market value (determined as of the day the Option is granted) of the shares subject to the Option. The option price for Nonqualified Stock Options granted under the Plan may not be less than 25% of the fair market value (determined as of the day the Option is granted) of the shares subject to the Option.

7.4    Determination of Fair Market Value.  For purposes of this Plan, the “fair market value” of a share at a specified date means, unless otherwise expressly provided in this Plan, the closing sale price of a share on that date or, if no sale of shares occurred on that date, on the next preceding day on which a sale of shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if shares are not included in the Nasdaq National Market or any similar system then in use, the mean between the closing “bid” and the closing “asked” quotation of a share on the date immediately preceding the date as of which such fair market value is being determined, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the Nasdaq SmallCap Market or any similar system then in use, provided that if the shares in question are not quoted on any such system, fair market value will be what the Committee determines in good faith to be 100% of the fair market value of a share as of the date in question.

7.5    Duration of Options.  Each Option will be of a duration as specified in the Option Agreement; provided, however, that the term of each Option may not be more than ten years from the date on which the Option is granted and will be subject to early termination as provided in this Plan.

7.6    Additional Limitations on Grant.  No employee may be granted Incentive Stock Options to the extent that the aggregate fair market value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company and its Parent and Subsidiaries) would exceed $100,000. No Incentive Stock Option may be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Section 424(d) of the Code) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the fair market value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable more than five years from the date it is granted.

7.7    Other Terms and Conditions.  The Option Agreement may contain such other provisions, not inconsistent with the Plan, as the Committee deems appropriate, including, without limitation, provisions that relate the Holder’s ability to exercise an Option conditioned upon the passage of time or the achievement of specific goals

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established by the Committee or the occurrence of certain events specified by the Committee.

7.8    Holder’s Rights as Stockholders.  A Holder has no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date full payment has been made and the shares have been issued.

SECTION 8: EXERCISE OF OPTIONS

8.1    Manner of Exercise.  Subject to the limitations and conditions of the Plan or the Option Agreement, an Option will be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company or a brokerage firm selected by the Company to execute Option exercises specifying the number of shares of Common Stock to be purchased and will be accompanied by (1) payment in full to the Company of the purchase price of the shares to be purchased, (2) payment in full of such amount as the Company determines to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, and (3) an investment representation satisfactory to the Company if requested by the Company. Subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

8.2    Payment of Purchase Price.  Payment for shares and withholding taxes must be in the form of either (1) cash, (2) a check to the order of the Company, or (3) shares of the Common Stock, properly endorsed to the Company, in an amount the fair market value of which on the date of receipt by the Company (as determined in accordance with Section 7.4) equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, or (4) in any combination thereof; provided, however, that no payment may be made in shares of Common Stock unless payment in such form and upon such exercise has been approved in advance by the Committee. Upon the exercise of any Option, the Company, in its sole discretion, may make financing available to the Holder for the payment of the purchase price on such terms and conditions as the Committee shall specify. The Company will effect the transfer of the shares purchased under the Option as soon as practicable.

SECTION 9: RESTRICTIONS ON TRANSFER OF OPTIONS

Options and SARs granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or SAR contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option or SAR, the Option and SAR will immediately become null and void. With the approval of the Committee, the Option Agreements governing

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particular Option grants may provide that Options are transferable without payment of consideration to family members or trusts, partnerships or similar entities for family members of the Holders upon such terms and conditions specified in the Option Agreement.

SECTION 10: ACCELERATION OF OPTION VESTING

Unless the applicable Option Agreement provides otherwise, notwithstanding any contrary waiting period or installment period in any Option Agreement or in the Plan, in the event of any Approved Transaction or Board Change each outstanding Option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of Common Stock subject to such Options.

SECTION 11: GRANT OF STOCK AWARDS

11.1    Grant of Stock Awards.  The Committee may from time to time in its discretion determine whether to grant Stock Awards and which of the eligible employees of the Company or its Subsidiaries (including employees who are also Directors) should receive Stock Awards, the number of shares subject to such Stock Awards, whether the Stock Awards should be restricted or unrestricted and the dates on which such Stock Awards are to be granted. The Board of Directors may determine to grant Stock Awards to the External Directors. Restricted Stock Awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, without limitation, restrictions on transferability and continued employment of the Grantee and will vest upon satisfaction of the conditions or restrictions as provided in the Restricted Stock Agreement. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

11.2    Restricted Stock Agreement.  Each Restricted Stock Award will be evidenced by a written Restricted Stock Agreement setting forth the terms upon which the Restricted Stock Award is granted, the number of shares of Common Stock to which that Restricted Stock Award pertains and the price, if any, to be paid by the Grantee for the Restricted Stock. More than one Restricted Stock Award, and both Options and Restricted Stock Awards, may be granted to an eligible person.

11.3    Issuance of Restricted Stock.  The right to receive Restricted Stock is conditioned upon the Grantee’s delivery of (1) payment in full to the Company of the purchase price, if any, of the Restricted Stock, (2) an investment representation satisfactory to the Company if requested by the Company, and (3) a Stock Restriction Agreement meeting the requirements of Section 11.2 if requested by the Company. A Restricted Stock Award may be evidenced by the issuance of a stock certificate or certificates representing the Restricted Stock or by book entry registration. If certificates are issued, such certificates will remain in the custody of the Company

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during the Restriction Period and the Grantee must deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that is forfeited or otherwise not become vested in accordance with the Plan and the applicable Restricted Stock Agreement.

11.4    Forfeiture of Restricted Stock.  If the Grantee fails to satisfy any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement for any reason other than the death or Total Disability of the Grantee, any Restricted Stock held by such Grantee and affected by such conditions will be forfeited to the Company in return for the consideration specified in the Restricted Stock Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company’s stock ledger.

SECTION 12: RESTRICTIONS ON TRANSFER OF RESTRICTED STOCK

12.1    Restrictions.  Restricted Stock constitutes issued and outstanding shares of Common Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, except as set forth in this Section 12. The Grantee is not entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period has expired and all other vesting requirements with respect thereto have been fulfilled or waived.

12.2    Prohibition on Transfer.  Restricted Stock granted pursuant to the Plan is not transferrable by the Grantee until all restrictions on such Restricted Stock have lapsed, except by will or the laws of descent in the event of the Grantee’s death. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock, contrary to the provisions hereof, and levy of any attachment or similar process upon the Restricted Stock, will be null and void. The Company will not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial owner of the Restricted Stock.

12.3    Legend.  Certificates representing shares of Restricted Stock will bear the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

NOTICE OF RESTRICTIONS ON TRANSFER

THIS CERTIFICATE AND THE SHARES OF STOCK

REPRESENTED HEREBY ARE SUBJECT TO THE

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PROVISIONS OF THE COMPANY’S 2000 EMPLOYEE

STOCK PLAN AND A RESTRICTED STOCK

AGREEMENT, WHEREBY THE TRANSFER IN ANY

MANNER OF SUCH SHARES OF STOCK OR ANY

INTEREST THEREIN IS RESTRICTED AND THE

SHARES OF STOCK ARE SUBJECT TO FORFEITURE. A

COPY OF SAID PLAN AND SAID AGREEMENT IS ON

FILE AT THE REGISTERED OFFICE OF THE COMPANY

WHERE THEY MAY BE INSPECTED.

To the extent that restrictions on the Restricted Stock have lapsed, certificates bearing the legend provided for herein may be submitted to the Company, and the Company will reissue such certificates free of such legend.

SECTION 13: STOCK APPRECIATION RIGHTS

13.1    Stock Appreciation Rights in General.  The Committee may, but is not obligated to, grant SARs in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or separately (“Freestanding SARs”). Except as set forth in Section 5.4, the effective date of exercise of a SAR is the date on which the Company receives notice from the Holder of the exercise thereof. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR. Except as provided in Sections 13.2 and 13.3, upon the exercise of SARs, the Holder will receive in cash an amount equal to the fair market value (as determined in accordance with Section 7.4) on the date of exercise of such SAR of the shares of Common Stock with respect to which such SAR has been exercised less the aggregate exercise price of the related Option (or the exercise price established by the Committee in the case of Freestanding SARs). The Committee may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

13.2    Tandem Stock Appreciation Rights.  A Tandem SAR may be granted either at the time of the grant of the related Option or at any time thereafter during the term of the Option. In the case of SARs granted in tandem with Options granted prior to the grant of such SARs, the appreciation in value is the difference between the Option price of such related Option and the Fair Market Value of the Common Stock on the date of exercise. A Tandem SAR is exercisable to the extent, and only to the extent, that the related Option is exercisable. No Tandem SAR is exercisable after expiration, termination or exercise of the related Option. If a related Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Option shall be canceled automatically to the extent of the number of

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shares covered by such exercise. SARs are exercised in the same manner as set forth in Section 8.1; provided, however, that no payment shall be made with respect to the purchase price of the shares to be purchased.

13.3    Freestanding Stock Appreciate Rights.  Freestanding SARs are exercisable in whole or in such installments and at such times as may be determined by the Committee. Freestanding SARs shall have a term specified by the Committee, in no event to exceed ten years. The exercise price of a Freestanding SAR will also be determined by the Committee and may be less than the Fair Market Value of the Common Stock, as determined by the Committee, on the date of the Freestanding SAR grant. The Committee also may determine the performance or other conditions, if any, that must be satisfied before all or part of a Freestanding SAR may be exercised.

SECTION 14: EFFECT OF TERMINATION OF EMPLOYMENT

14.1    Death or Total Disability.  Notwithstanding any contrary waiting period or installment period in any Option Agreement or in the Plan, and unless the applicable Option Agreement provides otherwise, if a Holder’s employment terminates by reason of death or Total Disability, each outstanding Option granted under the Plan will immediately become vested and exercisable in full. The Options may be exercised at any time during a period of one year following such termination by the Holder’s personal representative or the persons who have acquired such options by bequest or inheritance (but not later than the scheduled expiration of such Option).

14.2    Other Terminations.  If a Holder’s employment terminates prior to the complete exercise of an Option, then such Option will thereafter be exercisable in accordance with the provisions of the applicable Option Agreement (including the provisions of any other agreement referred to in the Option Agreement); provided, however, that (a) no Option may be exercised after the scheduled expiration date of such Option; (b) if the Holder’s employment terminates for reasons other than for Cause, death or Total Disability, Incentive Stock Options may be exercised for a period of no more than three months after the date of such termination; and (c) if a Holder’s employment with the Company or any of its Subsidiaries is terminated for Cause by the Company or such Subsidiary prior to the exercise of any Option, then all Options held by such Holder and any permitted transferee will immediately terminate.

14.3    Leaves.  The Committee may determine whether any given leave of absence or change of employment constitutes a termination of employment.

14.4    Extension of Option Termination Date.  The Committee, in its sole discretion, may extend the termination date of an Option granted under the Plan without regard to the preceding provisions of this Section 14. In such event, the termination date shall be a date selected by the Committee in its sole discretion, but not later than the latest expiration date of the Option permitted pursuant to Section 7.5. Such

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extension may be made in the Option Agreement as originally executed or by amendment to the Option Agreement, either prior to or following termination of a Holder’s employment. The Committee shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in Section 14.2 prior to the termination of the Holder’s employment or without the approval of the Holder, which may be granted or withheld in the Holder’s sole discretion.

14.5    Effect upon Restricted Stock.  In the event that a Grantee terminates employment with the Company for any reason other than the death or Total Disability of the Grantee, any Restricted Stock held by such Grantee as of the date of such termination of employment will be forfeited to the Company as set forth in Section 11.4. If the Grantee’s employment terminates by reason of death or Total Disability, the Restriction Period with respect to Restricted Stock will be deemed to have lapsed as of the termination date and the Grantee or the Grantee’s heirs will be entitled to obtain share certificates free of the restrictive legend as provided in Section 12.3.

14.6    Termination of Directors and Consultants.  For purposes of this Section 14, a termination of employment shall be deemed to include the termination of a Director’s service as a member of the Board of Directors (unless the Director is also an employee) and the termination of a consulting arrangement in the case of consultants.

SECTION 15: ISSUANCE OF SHARES

As soon as practicable after (i) an Holder has given the Company written notice of exercise of an Option and has otherwise met the requirements of Section 8, or (ii) a Grantee has satisfied any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement with respect to a Restricted Stock Award as set forth in Section 10.4, the Company will establish an account with a brokerage firm reflecting the number of shares of Common Stock as to which the Option has been exercised or the Restricted Stock Award has been satisfied. With the Holder or Grantee’s written election, the Company will cause a certificate or certificates registered in the Holder’s or Grantee’s name to be delivered to the Grantee or Holder for a reasonable fee as determined under the terms of the Company’s administrative contract with the brokerage firm. The Company is not required to issue fractional shares, and in lieu thereof, the Company may pay an amount in cash equal to the fair market value (as determined in accordance with Section 7.4) of such fractional shares on the date of exercise. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares until compliance with such laws can reasonably be obtained. The Company is not obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.

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SECTION 16: TERM AND AMENDMENTS

16.1    Term.  Unless the Plan has previously been terminated as hereinafter provided, no awards of Options or SARs and no Stock Awards may be made under the Plan on or after the fifth anniversary of the Effective Date. The Board may at any time prior to the fifth anniversary of the Effective Date terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. The Company will at all times maintain a current copy of the Plan on its intranet site, which will be updated to include amendments and will upon request of a Holder provide a hard copy of the most current version. No further notice of Plan modifications is required.

16.2    Modification.  Unless the shareholders of the Company have given their approval, the total number of shares which may be issued under the Plan may not be increased, except as provided in Section 5.3, and no amendment may be made which reduces the price at which the Common Stock may be offered upon the exercise of Options under the Plan below the minimum required by Section 7.3, except as provided in Section 5.3, or which materially modifies the requirements as to eligibility for participation in the Plan. No termination, modification or amendment of the Plan may, without the consent of the person to whom any award has been granted (or a permitted transferee of such person if the award, or any part thereof, has been transferred as permitted by the Plan), adversely affect the rights of such person with respect to such award. No modification, extension, renewal or other change in any award granted under the Plan may be made after the grant of such award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder or the Grantee (or a permitted transferee of such Holder or Grantee if the award, or any part thereof, has been transferred as permitted by the Plan) and subject to the terms and conditions of the Plan, the Board may amend outstanding agreements with any Holder or Grantee (or any such transferee), including, without limitation, any amendment which would (a) accelerate the time or times at which the award may be exercised and/or (b) extend the scheduled expiration date of the award. Without limiting the generality of the foregoing, the Board may, but solely with the Holder’s consent, agree to cancel any Option or SAR under the Plan held by such Holder and issue a new award in substitution therefor; provided that the award so substituted must satisfy all of the requirements of the Plan as of the date such new award is made.

SECTION 17: NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan or in any Option or Stock Award granted under the Plan confers upon any Holder or Grantee any right with respect to the continuation of such person’s employment by the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to

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increase or decrease the compensation of such person from the rate in existence at the time of the grant of the Option or Stock Award.

SECTION 18: GOVERNING LAW

This Plan, and all Options and Stock Awards granted under this Plan, will be construed and will take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

SECTION 19: MISCELLANEOUS

19.1    Government and Other Regulations.  The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any applicable securities exchange.

19.2    Withholding.  The Company’s obligation to deliver shares of Class A Common Stock in respect of any Award under the Plan shall be subject to applicable Federal, state and local tax withholding requirements. Federal, state and local withholding taxes paid upon the exercise of any Option may be paid in shares of Class A Common Stock upon such terms and conditions as the Board shall determine; provided, however, that the Board in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

19.3    Separability.  If any of the terms or provisions of this Plan conflict with the requirements of applicable law or applicable rules and regulations thereunder, including the applicable requirements, if any, of Section 162(m) of the Code or Rule 16b-3 under the Exchange Act, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with applicable law, or applicable rules and regulations, without invalidating the remaining provisions hereof.

19.4    Non-Exclusivity of the Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the Board of Directors of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

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19.5    Exclusion from Pension and Profit-Sharing Computation.  By acceptance of an Award, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its Subsidiaries, except as may be required under the terms of such plan. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its Subsidiaries on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

19.6    Beneficiaries.  Each Holder or grantee may designate any person(s) or legal entity(ies), including his or her estate, as his or her beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder or grantee at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee. If no person is designated by a Holder or grantee as his or her beneficiary or if no person designated as a beneficiary survives such Company, the Holder’s beneficiary will be his or her estate.

IN WITNESS WHEREOF, the duly authorized representative of the Company has executed this Plan.

TIME WARNER TELECOM INC. Plan Sponsor

By:

Title:

Date:

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Time Warner Telecom Inc.

Annual Meeting of Stockholders

Wednesday, June 18, 2003

9:00 a.m. MDT

Denver Marriott South

10345 Park Meadows Drive

Littleton, Colorado 80124

TIME WARNER [LOGO] TELECOM

10475 Park Meadows Drive, Littleton, Colorado 80124	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on

Wednesday, June 18, 2003.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones, David Rayner, and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

See reverse for voting instructions.

COMPANY # CONTROL #

VOTING INSTRUCTIONS

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage paid envelope provided so that it is received by June 17, 2003.

Thank you for voting.

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

Item 1. Election of directors:	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees (except as marked)
(01) Larissa L. Herda
(02) Glenn A. Britt
(03) Bruce L. Claflin
(04) Richard J. Davies
(05) Spencer B. Hays	(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided below.)
(06) Robert D. Marcus
(07) Robert J. Miron
(08) Anthony R. Muller
(09) Theodore H. Schell

ò    Please fold here    ò

Item 2. Approval of amendment to Time Warner Telecom Inc. 2000 Employee Stock Plan	☐ For	☐ Against	☐ Abstain

Item 3. Ratification of appointment of Ernst & Young LLP to serve as Company’s Independent Auditors in 2003	☐ For	☐ Against	☐ Abstain

Item 4. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ITEMS 1, 2, and 3.

Address Change? Mark Box ☐ Indicate changes below:	Date_____________________________

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.